Exhibit 8.1

[Letterhead of Pillsbury Winthrop LLP]

June 4, 2002

IDEC Pharmaceuticals Corporation
3030 Callan Road
San Diego, California 92121

Re:	IDEC Pharmaceuticals Corporation Liquid Yield Option™ Notes due 2032 (Zero Coupon—Senior)

Ladies and Gentlemen:

        We have acted as counsel to IDEC Pharmaceuticals Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-3 filed with the Commission on the date hereof (the "Registration Statement"), of which the prospectus forms a part (the "Prospectus"). The Registration Statement relates to the Liquid Yield Option™ Notes due 2032 (Zero Coupon—Senior) (the "LYONs") in an aggregate principal amount at maturity of $1,204,950,000 sold by the Company, which may be converted in certain cases into shares of the Company's common stock. The LYONs are described in the Prospectus. The LYONs were issued under an Indenture, dated as of April 29, 2002 (the "Indenture"), between the Company and J.P. Morgan Trust Company, National Association, as trustee.

        In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including inter alia, (i) the Prospectus, (ii) the Indenture, and (iii) originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, certificates and other documents of public officials and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

        Based on the foregoing, the Company's representation that, as of the issue date, the likelihood that payments of contingent interest will be made during the term of the LYONs is not remote, and certain estimates made by the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated regarding the present value of the contingent payments based on the market price of the LYONs, we are of the opinion that:

  1.
  the LYONs will be treated as indebtedness for United States federal income tax purposes;

  2.
  the LYONs will be subject to the regulations governing contingent payment debt instruments contained in section 1.1275-4(b) of the Treasury Regulations; and

  3.
  subject to the following sentences, the term "comparable yield" means the annual yield the Company would pay, as of the initial issue date, on a fixed-rate, nonconvertible debt security, with no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs.

Depending on the identity of the persons to whom the LYONs were marketed or sold, there may be a presumption that the comparable yield is the applicable federal rate based on the overall maturity of the LYONs. This presumption may only be overcome with clear and convincing evidence that the comparable yield should be some yield other than the applicable federal rate.

        We confirm that the discussion in the Prospectus under the caption "Certain United States Federal Income Tax Considerations," insofar as such discussion relates to matters of law or legal conclusions, constitutes our opinion as to the material United States federal income tax consequences of the purchase, ownership and disposition of LYONs as discussed therein.

        We note that the United States federal income tax treatment of securities such as the LYONs is uncertain in several respects, and that accordingly there can be no assurance that the Internal Revenue Service will not challenge the conclusions reached herein or that any such challenge will not be upheld by a court.

        This opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive. Any amendment or change in interpretation of any of the foregoing may adversely affect the continuing validity of this opinion. We assume no obligation to advise you of any such amendment or change that may hereafter be brought to our attention or to update any part of this opinion.

        This opinion is limited to, and may not be relied upon except as to, the matters specifically addressed herein. It does not address any matter under the laws of any state, local or foreign jurisdiction or, except as otherwise expressly provided, any matter under United States federal income tax law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Certain United States Income Tax Considerations" and "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,
/s/ Pillsbury Winthrop LLP